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Memory Pharmaceuticals Announces Issuance of Key U.S. Patent for R3487/MEM 3454 and R4996/MEM 63908

MONTVALE, N.J., October 27, 2008 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced the issuance of U.S. Patent No. 7,429,664, which provides composition of matter patent protection for a series of nicotinic alpha-7 receptor agonists. These include R3487/MEM 3454 and R4996/MEM 63908, which are both being developed in partnership with Roche for the treatment of cognitive disorders such as Alzheimer’s disease and cognitive impairment associated with schizophrenia (CIAS). The term of the patent extends until at least 2025, which does not reflect any potential patent term extensions.

“This patent provides broad coverage of R3487/MEM 3454 and R4996/MEM 63908, further extends our leadership position in the development of nicotinic alpha-7 receptor agonists, and underscores our commitment to bring forward novel therapies for the treatment of CNS disorders,” stated Vaughn M. Kailian, President and Chief Executive Officer of Memory Pharmaceuticals. “We look forward to continuing to work with our partner Roche to advance our robust development programs for these compounds.”

Memory Pharmaceuticals is currently conducting a Phase 2 trial for R3487/MEM 3454 in CIAS. The Company recently announced the completion of its Phase 1 program for R4996/MEM 63908 and that it expects to report the top-line data from that program in the fourth quarter of 2008.

About R3487/MEM 3454

R3487/MEM 3454 is a partial agonist of the nicotinic alpha-7 receptor, a highly specialized receptor found in the central nervous system. In a recently completed Phase 2a study in Alzheimer’s disease patients, R3487/MEM 3454 demonstrated a statistically significant effect on multiple measures of cognition. Roche has a license to R3487/MEM 3454 for future development and commercialization.

About R4996/MEM 63908

R4996/MEM 63908 is the second compound in the Company’s Nicotinic Alpha-7 Receptor Agonist Collaboration with Roche. In preclinical studies, R4996/MEM 63908 improved learning and memory in healthy and aged cognitively impaired animals. Under the terms of the agreement with Roche, Memory Pharmaceuticals is responsible for conducting Phase 1 clinical trials of this compound and Roche is responsible for later stage development and commercialization.

About the Company

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders, many of which exhibit significant impairment of memory and other cognitive functions, including Alzheimer’s disease and, schizophrenia. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to Memory Pharmaceuticals; and Memory Pharmaceuticals’ ability to maintain listing on the Nasdaq Stock Market. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.